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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Eagle Hardware & Garden, Inc. of our report dated February 28, 1997, included in the 1996 Annual Report to Shareholders of Eagle Hardware & Garden, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-50938) pertaining to the 1991 Stock Option Plan and the Directors' Nonqualified Stock Option Plan of Eagle Hardware & Garden, Inc. of our report dated February 28, 1997, with respect to the consolidated financial statements of Eagle Hardware & Garden, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 1997.

                                                               Ernst & Young LLP
April 3, 1997
Seattle, Washington